Exhibit 99.1

The First Bancshares, Inc. Reports 1st Quarter Earnings and Declaration of Dividend

HATTIESBURG, Miss.--(BUSINESS WIRE)--April 25, 2012--The First Bancshares, Inc. (NASDAQ:FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the quarter ended March 31, 2012. The First Bancshares, Inc. also announced a quarterly dividend of $0.0375 per common share. The record date will be May 10, 2012 with a payable date of May 24, 2012.

Net income available to common shareholders for the three months ended March 31, 2012 amounted to $865,000, or $.28 per diluted share, compared to $415,000 or $.14 per diluted share for the same quarter in 2011, an increase of $450,000 or 108.4%.

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “Our franchise continues to grow and we are thrilled with our first quarter performance. We are beginning to see the impact of the Whitney branch acquisition on our operating results as evidenced by a substantial increase in earnings during the first quarter of 2012 compared to the same quarter in 2011. We believe that increased market share and improved scale will greatly enhance the value created for our shareholders.”

The following are key highlights for the three months ended March 31, 2012:

  Total assets increased $40.7 million or 6.0%
  Deposits increased $37.9 million or 6.6%
  Annualized return on average assets for the quarter ended March 31, 2012 was .50% as compared to .44% for the calendar year 2011
  Annualized return on average equity for the quarter ended March 31, 2012 was 5.67% as compared to 5.16% for the calendar year 2011

Net Interest Income and Non-Interest Income

Net interest income for the quarter ended March 31, 2012 increased to $5.5 million compared to $4.3 million for the same quarter in 2011. This increase was a result of increased loan volume, and lower funding costs. Net interest margin for the quarter ended March 31, 2012 was 3.54% as compared to 3.84% for the calendar year 2011.

Non-interest income increased for the three months ended March 31, 2012 as compared to the same period in 2011 by $560,000, or 61.2%. An increase in fee income associated with higher loan and deposit volumes attributed to this increase as well as fee income generated from our mortgage division.

Non-Interest Expense Increased

Non-interest expense increased $998,000 to $5,522,000 during the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. This reflects an increase of 22.1% in non-interest expense primarily related to an increase in operating costs associated with the Whitney branches acquired in the fourth quarter of 2011.

Total Assets and Deposits Increased, Net Loans Decreased

Total assets were up $40.7 million or 6.0% between December 31, 2011 and March 31, 2012. Total deposits increased $37.9 million or 6.6% over the same period. Total loans net of unearned discount decreased $5.2 million or 1.3% between December 31, 2011 and March 31, 2012.

At March 31, 2012, The First Bancshares, Inc. reported total net loans of $382.7 million, total assets of $722.1 million, total deposits of $611.3 million and stockholders’ equity of $61.6 million. Return on average assets was .50% and return on average equity was 5.67%.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, The First has operations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis, Wiggins, Gulfport, Biloxi, Long Beach and Diamondhead, Mississippi as well as Bogalusa, Louisiana. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
(Unaudited)
($ amounts in thousands, except earnings, book value and total share volume)

	For three months
	ended March 31,
	2012	2011

Interest income	$6,666	$5,733
Interest expense	1,181	1,482
Net interest income	5,485	4,251
Provision for loan losses	152	348
Net interest income after provision for loan losses	5,333	3,903
Non-interest income	1,475	915
Non-interest expense	5,522	4,524
Income before income taxes	1,286	294
Income taxes (benefit)	315	(207)
Net income	971	501
Preferred Stock Accretion & Dividends	106	86
Net income applicable to Common Stock	865	415

Earnings per share applicable to common shareholders-Basic	$.28	$.14
Earnings per share applicable to common shareholders-Diluted	$.28	$.14
Dividends per share	$.0375	$.0375

	Mar 31,	Dec 31,	Mar 31,
	2012	2011	2011
Total assets	$722,089	$681,413	$541,254
Cash and due from banks	46,103	22,940	59,208
Federal funds sold	806	241	5,002
Investment securities	238,887	218,531	107,407
Loans, net of unearned interest	382,745	387,929	336,792
Allowance for loan losses as % of net loans	1.14%	1.16%	1.28%
Loans past due 90 days and still accruing	2,744	496	480
Non-accrual loans	2,888	5,125	4,024
Non-accrual securities	1,950	1,950	1,950
Other real estate owned	6,386	4,353	3,913
Deposits-interest bearing	501,116	466,265	383,536
Deposits-non-interest bearing	110,198	107,129	51,128
Total deposits	611,314	573,394	434,664
Borrowed funds	26,801	27,032	30,088
Subordinated debentures	10,310	10,310	10,310
Stockholders’ equity	61,588	60,425	57,607
Book value (per share)	14.18	14.00	13.20
Total shares outstanding	3,135,361	3,092,566	3,066,072

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, CEO
or
DeeDee Lowery, CFO
601-268-8998